Exhibit 3.7

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “LCI INVESTMENTS, INC. “ AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE THIRTIETH DAY OF JUNE, A.D. 1988, AT 9 O’CLOCK A.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE FIFTEENTH DAY OF JANUARY, A.D. 2004, AT 1:14 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “LCI INVESTMENTS, INC.”

	Harriet Smith Windsor,
	Harriet Smith Windsor, Secretary of State
2165513 8100H	AUTHENTICATION:	7011573

081177812	DATE:	12-09-08
You may verify this certificate online
at corp.delaware.gov/authver.shtml

FILED
JUN 30 1988 9 AM

CERTIFICATE OF INCORPORATION

OF

LCI INVESTMENTS, INC,

1.             The name of the Corporation is LCI Investments, Inc.

2.             The address of the registered office of the Corporation in Delaware is 229 South State Street, City of Dover. County of Kent, and the name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

3.             The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.             The total number of shares of stock which the Corporation is authorized to issue is 200 shares of Common Stock, par value $1.00 per share.

5.             The name and mailing address of the sole Incorporator are as follows:

Name	Mailing Address

Frances LaVecchia	c/o Kramer, Levin, Nessen, Kamin & Frankel
919 Third Avenue
New York, New York. 10022

6.             Except as required in the By-Laws no election of directors need be by written ballot.

7.             The Board of Directors shall have the power to make, alter, or repeal By-Laws subject to the power of the stock-holders to alter or repeal the By-Laws made or altered by the Board of Directors.

8.             A.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after this Certificate of incorporation becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.            Any repeal or modification of the foregoing Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Signed at New York, New York
on June 29, 1988.

Frances LaVecchia
Frances LaVecchia
Sole Incorporator